EXHIBIT 21

LIST OF SUBSIDIARIES

Subsidiary	Location

Asure Software UK Ltd.	United Kingdom
Asure COBRASource, LLC	Delaware
Mangrove Employer Services, Inc	Florida
Personnel Management Systems, Inc.	Washington